Exhibit 10.3

SECOND MODIFICATION AGREEMENT

THIS SECOND MODIFICATION AGREEMENT (this "Agreement" or “Second Modification”) is made as of October 30, 2001, by and among RESORTQUEST INTERNATIONAL, INC. (the "Company"), certain subsidiaries of the Company as guarantors set forth on the signature pages hereof (the “Guarantors”) and each of the Noteholders set forth on the signature pages hereof (together with their permitted successors, transferees and assigns, the "Noteholders").

RECITALS

WHEREAS, pursuant to those certain Note Purchase and Guarantee Agreements, dated as of June 1, 1999 (as amended by a certain Modification Agreement dated as of July 24, 2000, collectively, the “Note Purchase and Guarantee Agreement”), entered into by the Company and the Guarantors with each of the Noteholders, the Noteholders purchased $50,000,000 in aggregate principal amount of the Company’s 9.06% Guaranteed Senior Secured Notes, Due June 16, 2004 (the “Notes”).  The Company, the Guarantors and the Noteholders have agreed to amend the Note Purchase and Guarantee Agreement in the manner provided below, and have agreed to be bound by this Agreement, in each case, pursuant to and in accordance with the provisions hereof;

NOW, THEREFORE, in consideration of the foregoing, the mutual premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             DEFINED TERMS

Unless otherwise defined herein, terms that are defined in the Note Purchase and Guarantee Agreement are used herein as so defined.

2.             AMENDMENTS

2.1          Amendment of Note Purchase and Guarantee Agreement.

Subject to the satisfaction of the conditions set forth in Section 4 below:

(a)           the Note Purchase and Guarantee Agreement is hereby amended in the manner specified in Exhibit A-1 to this Agreement;

(b)           all Notes outstanding as of the Effective Date (as hereinafter defined) are hereby amended in the manner specified in Exhibit A-2 to this Agreement; and

(c)           the form of the Note attached as Exhibit 1 to the Note Purchase and Guarantee Agreement is hereby amended and restated in the manner specified in Exhibit A-3 to this Agreement;

(collectively, such amendments provided for in such Exhibits are herein referred to as the "Amendments"). The Note Purchase and Guarantee Agreement as amended by the Amendments is sometimes referred to herein as the “Amended Note Purchase and Guarantee Agreement”.  The Notes as amended by the Amendments are sometimes referred to herein as the “Amended Notes”.

2.2          Exchange of Notes.

Without limitation of the provisions of Section 2.1, upon the satisfaction of all of the conditions set forth in Section 4 below, the Notes shall be, for all purposes and without any further action being required on the part of any Person, amended as provided herein, provided, that any Noteholder may (but shall not be required to in order to be entitled to the benefits of this Agreement) at any time exchange the outstanding Notes held by it for one or more new Amended Notes explicitly reflecting the amendments provided for herein.

2.3          Effect of Amendments.

Except as expressly amended hereby, the Note Purchase and Guarantee Agreement, the Notes and the Security Documents shall continue in full force and effect in accordance with the provisions thereof.  Except as expressly provided herein, this Agreement shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Note Purchase and Guarantee Agreement, the Notes or any Security Document, or (b) to prejudice any right or rights which the Noteholders may have in the future under or in connection with the Note Purchase and Guarantee Agreement, the Notes or any Security Document.

2.4          Amendment as a Security Document.

                This Amendment shall constitute a Security Document as such term is defined in the Note Purchase and Guarantee Agreement.

3.             REPRESENTATIONS AND WARRANTIES.

The Company and each Guarantor (individually, an “Obligor” and, collectively, the “Obligors”) warrants and represents to each Noteholder that, as of the Effective Date, the following statements are true, correct and complete:

3.1          Organization; Power and Authority.  Each Obligor is duly organized, validly existing and in good standing under the laws of the State of its incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and to perform its obligations hereunder and under the Amended Note Purchase and Guarantee Agreement and the Amended Notes.

3.2          Authorization, etc.  This Agreement has been duly executed and delivered and duly authorized by all necessary corporate or other action on the part of each Obligor, and each of this Agreement, the Amended Note Purchase and Guarantee Agreement and the Amended Notes constitutes a legal, valid and binding obligation of each Obligor enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3          Disclosure.  None of the written statements, documents or other written materials furnished by, or on behalf of, the Obligors to the Noteholders in connection with the negotiation, execution and delivery of this Agreement and none of the financial statements and other certificates provided to the Noteholders pursuant to the provisions of the Note Purchase and Guaranty Agreement contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances in which they were made.  There is no fact which the Obligors have not disclosed to the Noteholders which materially affects adversely or, so far as the Obligor can now foresee, will materially affect adversely the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the ability of the Obligors to perform their obligations set forth herein or in the Amended Note Purchase and Guarantee Agreement or the Amended Notes.

3.4          Compliance with Laws, Other Instruments, etc.  The execution, delivery and performance by the Obligors of this Agreement will not:

(a)           contravene, result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any Property of any of the Obligors under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which Obligors are bound or by which the Obligors or any of their respective properties may be bound or affected, including, without limitation, Section 8.7 of the Credit Agreement (as hereinafter defined);

(b)           conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any of the Obligors; or

(c)           violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any of the Obligors.

3.5          Governmental Authorizations, etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of this Agreement.

3.6          Litigation; Observance of Agreements, Statutes and Orders.

(a)           There are no actions, suits or proceedings pending or, to the knowledge of the Obligors, threatened against or affecting the assets, properties of the Obligors, or the Obligors in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           None of the Obligors is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.7          No Defaults.  No event has occurred and is continuing and no condition exists which, upon the effectiveness of the amendments provided for in this Agreement or the Credit Agreement Amendment (as hereinafter defined), would constitute a Default or Event of Default.

3.8          Credit Agreement. The Obligors have delivered a true and correct copy of the Credit Agreement Amendment to all Noteholders.  The Credit Agreement Amendment is in full force and effect and all conditions precedent to its effectiveness have been satisfied in full or otherwise complied with by the Obligors.  Other than as expressly set forth in the Credit Agreement Amendment, there are no other agreements or understandings between any of the Obligors and any of the Lenders (as defined in the Credit Agreement Amendment) identified therein with respect to the Credit Agreement (as defined in the Credit Agreement Amendment) or the indebtedness evidenced thereby or the Credit Agreement Amendment.  In addition, with respect to the Credit Agreement, no defaults or events of default exist or will exist thereunder immediately after giving effect to the Credit Agreement Amendment and this Agreement.

3.9          Material Assets. Pursuant to the Security Documents, all of the Obligors’ material Collateral has been assigned or pledged to Citibank, N.A., as collateral agent for the Noteholders and the Banks, and such assignments and pledges remain in full force and effect.

3.10        Incorporation of Representations and Warranties From Note Purchase and Guarantee Agreement.  The representations and warranties contained in Section 5 of the Note Purchase and Guarantee Agreement are and will be true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

4.             CONDITIONS PRECEDENT

The Amendments shall become effective as of the Effective Date upon the satisfaction of the following conditions:

4.1          Consent of Required Holders.  The Obligors and the Noteholders shall have executed and delivered this Agreement (the date so executed and delivered herein referred to as the “Effective Date”).

4.2          Warranties and Representations True; Compliance with Agreement.

(a)           Warranties and Representations True.  The warranties and representations contained in Section 3 of this Agreement shall be true on the Effective Date with the same effect as though made on and as of that date.

(b)           Compliance with this Agreement and the Credit Agreement Amendment.  The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement and the Credit Agreement Amendment that are required to be performed or complied with by the Obligors on or prior to, and such performance and compliance shall remain in effect on, the Effective Date.

4.3          Waiver Fee and Expenses.  The Company shall have paid to each Noteholder, in exchange for such Noteholder’s consent to the amendments contemplated by this Agreement, an amendment fee equal to the product of (i) one quarter of one percent (0.25%) times (ii) the outstanding principal amount of the Notes held by such Noteholder on the Effective Date.  In addition, all fees and disbursements required to be paid pursuant to Section 6.2 shall have been paid in full.

4.4          Opinion of Counsel for the Obligors.  Counsel for the Obligors shall have delivered an opinion of counsel that is satisfactory in form and substance to the Noteholders and their special counsel.

4.5          Proceedings Satisfactory.  All proceedings taken in connection with the execution and delivery of this Agreement and the transactions contemplated hereby shall be satisfactory to the Noteholders and their special counsel, and the Noteholders and their special counsel shall have received copies of such documents and information as they may reasonably request in connection therewith.

4.6          Amendment to Credit Agreement.  The Obligors party to the Credit Agreement Amendment and the Lenders shall have executed and delivered the First Amendment to Amended and Restated Credit Agreement, dated as of October __, 2001 (the “Credit Agreement Amendment”), in form and substance satisfactory to each Noteholder, and each Noteholder shall have received a copy thereof as originally in effect certified as true and complete by an officer of the Company, and the same shall be in full force and effect.

5.             AFFIRMATION OF OBLIGATIONS.

                Each Obligor hereby acknowledges and affirms all of its obligations under the Note Purchase and Guarantee Agreement, the Notes, and the Security Documents to which such Obligor is a party.

6.             MISCELLANEOUS.

6.1          Successors and Assigns; Effect of Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties hereto and the holders from time to time of the Notes.  Except as amended herein, the terms and provisions of the Note Purchase and Guarantee Agreement, the Notes and the Security Documents are hereby ratified, confirmed and approved in all respects.

6.2          Fees and Expenses.  On the Effective Date, the Company shall pay all reasonable costs and expenses of the Noteholders relating to this Agreement, including, but not limited to, the statement for reasonable fees and disbursements of the Noteholders' special counsel presented to the Company on or prior to the Effective Date.  The Company will also pay, upon receipt of any statement thereof, each additional statement for reasonable fees and disbursements of the Noteholders' special counsel rendered after the Effective Date in connection herewith.  The obligations of the Company under this Section 6.2 shall survive the termination of this Agreement.

6.3          Survival.  All warranties, representations, certifications and covenants made by the Obligors in this Agreement or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Noteholders and shall survive the execution of this Agreement, regardless of any investigation made by or on behalf of any Noteholder.  All such statements made herein or in any such certificate or other instrument shall constitute warranties and representations of the Obligors under this Agreement and the Note Purchase and Guarantee Agreement.

6.4          Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, internal New York law.

6.5          Section Headings, etc.  The titles of the Sections hereof appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof.  The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision.  References to Sections are, unless otherwise specified, references to Sections of this Agreement.  References to Annexes and Exhibits are, unless otherwise specified, references to Annexes and Exhibits attached to this Agreement.

6.6          Duplicate Originals; Execution in Counterpart.  Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party to this Agreement, and each set of counterparts which, collectively, show execution by each such party to this Agreement shall constitute one duplicate original.

[Remainder of page is intentionally blank.  Next page is a signature page.]

IN WITNESS WHEREOF, the Obligors and the Noteholders have executed this Agreement as of the date first above written.

RESORTQUEST INTERNATIONAL, INC.

By	/s/ David L. Levine
	Name:	David L. Levine
	Title:	Chairman

[Signature Page to Second Modification Agreement]

The foregoing is hereby

agreed to by the Noteholders

as of the date thereof.

NOTEHOLDERS:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION

By:	/s/ Deirdre Macdonald
	Its:	Associate Director

[Signature Page to Second Modification Agreement]

PPM AMERICA, INC., as attorney in fact, on behalf of

Jackson National Life Insurance Company

By:	/s/ Chris Raub
	Its:	Senior Managing Director

[Signature Page to Second Modification Agreement]

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:  CIGNA INVESTMENTS, INC. (authorized agent)

By:	/s/ Donald F. Rieger, Jr.
	Its:	Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:  CIGNA INVESTMENTS, INC. (authorized agent)

By:	/s/ Donald F. Rieger, Jr.
	Its:	Managing Director

[Signature Page to Second Modification Agreement]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	David L. Babson & Company Inc.,
Its Investment Advisor

	By:	/s/ Mark A. Ahmed
	Its:	Managing Director

[Signature Page to Second Modification Agreement]

C.M. LIFE INSURANCE COMPANY

By:	David L. Babson & Company Inc.,
Its Investment Sub-advisor

	By:	/s/ Mark A. Ahmed
	Its:	Managing Director

[Signature Page to Second Modification Agreement]

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
	Its:	First Vice President

[Signature Page to Second Modification Agreement]

GUARANTORS

Abbott & Andrews Realty, Inc.

Abbott Realty Services, Inc.

Abbott Resorts, Inc.

Advantage Vacation Homes by Styles, Inc.

B&B on the Beach, Inc.

Bluebill Properties, Inc.

Bluebill Vacation Properties, Inc.

Brindley & Brindley Realty & Development, Inc.

Coastal Resorts Management, Inc.

Coastal Resorts Realty, L.L.C.

Coates, Reid & Waldron, Inc.

Collection of Fine Properties, Inc.

CRW Property Management, Inc.

First Resort Software, Inc.

Hotel Corporation of the Pacific, Inc.

Houston & O’Leary Company

Howey Acquisition, Inc.

Maui Condominium & Home Realty, Inc.

Plantation Resort Management, Inc.

Priscilla Murphy Realty, Inc.

R & R Resort Rental Properties, Inc.

Realty Consultants, Inc.

Resort Property Management, Inc.

Shoreline Rentals, Inc.

Styles Estates, Ltd., Inc.

Telluride Resort Accommodations, Inc.

Ten Mile Holdings, Ltd.

The Management Company, Inc.

The Maury People, Inc.

The Tops’l Group, Inc.

Trupp-Hodnett Enterprises, Inc.

Whistler Chalets Ltd.

Worthy Owner Realty Group, Inc.

The following signature is on behalf of each of the foregoing Guarantors

By:	/s/ David L. Levine
	Name:	David L. Levine
	Title:	Chairman
Its Authorized Officer

[Signature Page to Second Modification Agreement]

EXHIBIT A-1

AMENDMENTS TO NOTE PURCHASE AND GUARANTEE AGREEMENT

1.             Amendment to Section 1.  Authorization of Notes; Guarantee.

Section 1(a) of the Note Purchase and Guarantee Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

“(a)         The Company will authorize the issue and sale of $50,000,000 aggregate principal amount of its 9.06% Guaranteed Senior Secured Notes, due June 16, 2004, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement.  The Notes shall bear interest at the Interest Rate.  Interest shall be payable semiannually on the sixteenth day of June and December in each year (commencing December 16, 1999) and at maturity.  Notwithstanding the foregoing, commencing after the semi-annual interest payment due December 16, 2001, and continuing until the Covenant Compliance Date (as hereinafter defined), interest shall be payable quarterly on the sixteenth day of each March, June, September and December in each year (commencing on March 16, 2002) and at maturity; provided, that, if the Company shall fail or be unable to make the representation and warranty required pursuant to Section 7.1(i)(B) or such representation and warranty proves to have been false or incorrect in any respect, then commencing immediately and continuing until the Covenant Compliance Date, interest shall be payable monthly on the sixteenth day of each month and at maturity.  As used herein, the term “Covenant Compliance Date” shall mean the first date at the end of any fiscal quarter on which the ratio set forth in Section 10.5 is greater than or equal to 2.0 to 1.0, the ratio set forth in Section 10.6 is less than or equal to 2.5 to 1.0, and the Consolidated Leverage Ratio is less than or equal to 2.5 to 1.0 (it being the intent of the parties hereto that the Company must be in compliance with each of the foregoing ratios as of the end of the same fiscal quarter in order for the Covenant Compliance Date to occur).  Upon the occurrence of the Covenant Compliance Date interest shall again be payable semiannually on the sixteenth day of June and December in each year (commencing with the next June 16th or December 16th occurring immediately after the Covenant Compliance Date) and at maturity. The Notes will bear interest on overdue principal (including any overdue required or optional prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Default Rate after the date due, whether by acceleration or otherwise, until paid.  The Notes will mature on June 16, 2004, and will be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by each Purchaser and the Company.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.”

2.             Amendment of Section 7. 1 Financial and Business Information.

2.1          Section 7.1 of the Note Purchase and Guarantee Agreement is hereby amended by inserting as a new clause (i) thereto the following:

“(i)          Monthly Financial Statements.  As soon as available, and in any event within twenty (20) days after the first day of each calendar month, (i) a consolidating balance sheet and income statement of the Company and its Subsidiaries, as of the end of the immediately preceding calendar month, together with a related consolidating statement of cash flows, in each case setting forth in comparative form consolidating figures for the corresponding calendar month of the preceding fiscal year and (ii) a consolidated statement as of the end of the immediately preceding calendar month setting forth the occupancy rates in each hotel, resort, place of accommodation or other facility managed, owned, leased or operated by the Company and its Subsidiaries (it being understood that the foregoing occupancy rates need not be set forth on an individual hotel or other facility basis, but may be presented in a consolidated summary format by region, operating units or other manner reasonably approved by the Required Holders), setting forth in comparative form consolidated figures for the corresponding calendar month of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Holders, and accompanied by (A) a certificate of the chief financial officer of the Company to the effect that such monthly financial statements fairly present in all material respects the financial condition of the Company and its Subsidiaries, as applicable, and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments, and (B) a certificate of the Company whereby the Company represents and warrants to the Noteholders that as of the date of such certificate, based on the Company’s then-current good faith projections, the Company will have sufficient funds available (whether under the Company’s revolving credit facility or otherwise) to make the next coming interest payments due under the Notes, such availability to be not less than 125% of the aggregate amount of such interest payments.”

2.2          Section 7.1 of the Note Purchase and Guarantee Agreement is hereby further amended by inserting as a new clause (j) thereto the following:

“(j)          Semi-Monthly Reporting.  Within five (5) Business Days after the first (1st) and fifteenth (15th) day of each calendar month, (i) a consolidated statement as of the end of such semi-monthly period of all bookings in each hotel, resort, place of accommodation or other facility managed, owned, leased or operated by the Company and its Subsidiaries (it being understood that the foregoing bookings need not be set forth on an individual hotel or other facility basis, but may be presented in a consolidated summary format by region, operating units or other manner reasonably approved by the Required Holders), setting forth in comparative form consolidated figures for the corresponding semi-monthly period of the preceding fiscal year and (ii) a consolidated statement of projected unrestricted cash and revolver balances of the Company and its Subsidiaries for the twelve (12) week period commencing on the first day after the end of each such semi-monthly period, all such information described above to be in reasonable form and detail and reasonably acceptable to the Required Holders, and accompanied by a certificate of the chief financial officer of the Company to the effect that such statements are good faith estimates for the respective periods covered thereby.”

3.             Amendment to Section 10.5 Fixed Charges Coverage Ratio.

Section 10.5 of the Note Purchase and Guarantee Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

                                “Section 10.5 Fixed Charges Coverage Ratio.

As calculated on the last day of each fiscal quarter, the Company shall not permit the ratio of (a) Consolidated Income Available for Fixed Charges to (b) Consolidated Fixed Charges for the period consisting of such fiscal quarter and the immediately preceding three fiscal quarters, treated as a single accounting period, to be less than the corresponding ratio set forth below:

Period	Ratio
Closing Date – 9/30/01	2.00 to 1.0
10/01/01 – 12/31/01	1.30 to 1.0
01/01/02 – 03/31/02	1.10 to 1.0
04/01/02 – 06/30/02	1.05 to 1.0
07/01/02 – 09/30/02	1.05 to 1.0
10/01/02 – 12/31/02	1.40 to 1.0
01/01/03 – Maturity	2.00 to 1.0	”

4.             Amendment to Section 10.6 Limitations on Debt.

Section 10.6 of the Note Purchase and Guarantee Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

                                “Section 10.6 Limitations on Debt.

The Company will not permit the ratio of (i) Consolidated Debt as of the end of each fiscal quarter to (ii) Consolidated Operating Cash Flow for the period consisting of such fiscal quarter and the preceding three fiscal quarters, treated as a single accounting period, to be greater than the corresponding ratio set forth below:

Period	Ratio
Closing Date – 9/30/01	3.00 to 1.0
10/01/01 – 12/31/01	4.25 to 1.0
01/01/02 – 03/31/02	5.15 to 1.0
04/01/02 – 06/30/02	5.15 to 1.0
07/01/02 – 09/30/02	5.15 to 1.0
10/01/02 – 12/31/02	3.75 to 1.0
01/01/03 – Maturity	2.50 to 1.0

If, during the period over which Consolidated Operating Cash Flow is being calculated, the Company or a Subsidiary has acquired one or more Persons (or the assets thereof) resulting in such Persons becoming, or otherwise resulting in, Subsidiaries, compliance with this covenant will be determined by calculating consolidated Operating Cash Flow on a pro forma basis as if all (but not less than all) of such Subsidiaries had become Subsidiaries at the beginning of the four fiscal quarters most recently ended.”

5.             Amendment to Section 10.

Section 10.9 of the Note Purchase and Guarantee Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

                                “Section 10.9 Limitation on Restricted Payment and Investment.

The Company shall not, and shall not permit any Subsidiary to, make or declare, or incur any liability to declare or make, any Restricted Payment or Restricted Investment unless after giving effect to such action, no Default or Event of Default would exist; provided, that, during the period from the Second Amendment Effective Date until the Covenant Compliance Date, the Company shall not make or declare, or incur any liability to declare or make, any Restricted Payment whatsoever , and shall not permit any Subsidiary to, make or declare, or incur any liability to declare or make, any Restricted Payment whatsoever (except that any such Subsidiary may make or declare Restricted Payments solely to the Company so long as no Default or Event of Default would exist after giving effect to such action).”

6.             Amendment to Section 10.

Section 10 of the Note Purchase and Guarantee Agreement is hereby further amended by inserting as a new Section 10.11 thereto the following:

                                “Section 10.11 Prepayments of Indebtedness, etc.

Until the occurrence of the Covenant Compliance Date, the Company and its Subsidiaries shall not (a) amend or modify the Credit Agreement if such amendment or modification would add or change any terms in a manner adverse to the Company and its Subsidiaries, or change the definition of Consolidated Leverage Ratio (or any definitions included within the definition of Consolidated Leverage Ratio) or shorten the final maturity or increase the amount of the revolving credit commitment available to be borrowed thereunder or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto (or the interest rate spread applicable thereto), or (b) make any prepayment of principal of any Indebtedness (which shall not be deemed to include normal repayments in the ordinary course of business of amounts owed under the revolving credit facility under the Credit Agreement and shall not include any refinancings or replacements of the revolving credit facility under the Credit Agreement upon the scheduled maturity thereof with a replacement revolving credit facility in the same principal amount) or elect or agree to any reduction of commitments or availability under any revolving credit facility unless, in either case, the Company or its Subsidiaries make a Pro Rata Prepayment on the Notes (including the Make-Whole Amount with respect to such Pro Rata Prepayment) at the same time as it makes such prepayment of principal or reduces such commitments or availability.  For the purposes hereof, "Pro Rata Prepayment" means the principal amount determined by multiplying (i) the principal amount paid to the holder of Indebtedness or the amount of the reduction of commitments or availability, by (ii) a fraction, the numerator of which is the principal balance of the Notes (not including the Make-Whole Amount) and the denominator of which is the principal balance of the Indebtedness with respect to which such prepayment is being made or, in the case of any reduction of commitments or availability under any revolving credit facility, the amount of the revolving credit commitment available to be borrowed thereunder (and before, in either case, giving effect to such prepayment or reduction).”

7.             Amendment to Section 11.  Events of Default.

Section 11 of the Note Purchase and Guarantee Agreement is hereby amended by inserting as a new clause (l) thereto the following:

“(l)          there shall be an event of default in existence under, and as defined in, the Credit Agreement as a result of any failure to pay any amounts due thereunder or in respect thereof or any failure to comply with any of the provisions of Articles 7 or 8 thereof, regardless of whether such event of default has been waived by the Lenders party to the Credit Agreement and regardless of whether such Lenders are attempting to exercise their remedies as a result of such event of default and without giving effect to any amendment or waiver altering the terms of the Credit Agreement so as to eliminate such event of default.”

8.             Amendment to Schedule B.

8.1          Schedule B to the Note Purchase and Guarantee Agreement is hereby amended by deleting the defined term “Consolidated Income Available for Fixed Charges” in its entirety and substituting therefor the following:

“’Consolidated Income Available for Fixed Charges’ means for any period the sum of (i) Consolidated Adjusted Net Income, (ii) Consolidated Income Tax Expense and (iii) Consolidated Fixed Charges; provided, however, that the calculation of Consolidated Income Available for Fixed Charges shall exclude non-cash charges occurring in the fiscal quarter ended September 30, 2001 in an aggregate amount not to exceed $2,500,000 resulting from (x) the write-down of the value of the Company’s existing reservation system, and (y) the recognition of deferred acquisition costs.”

8.2          Schedule B to the Note Purchase and Guarantee Agreement is hereby further amended by deleting the defined term “Consolidated Operating Cash Flow” in its entirety and substituting therefor the following:

“’Consolidated Operating Cash Flow’ means the sum of (i) Consolidated Adjusted Net Income and (ii) the amount of all Consolidated Interest Expenses, depreciation, amortization, income taxes, deferred items and other non-cash items of the Company and its Subsidiaries deducted in the determination of net income; which deferred items and other non-cash items of the Company shall include non-cash charges occurring in the fiscal quarter ended September 30, 2001 in an aggregate amount not to exceed $2,500,000 resulting from (x) the write-down of the value of the Company’s existing reservation system, and (y) the recognition of deferred acquisition costs.”

8.3          Schedule B to the Note Purchase and Guarantee Agreement is hereby further amended by inserting a new defined term “Second Amendment Effective Date” as follows:

“’Second Amendment Effective Date’ means October 30, 2001.”

8.4          Schedule B to the Note Purchase and Guarantee Agreement is hereby further amended by inserting a new defined term “Credit Agreement” as follows:

                “’Credit Agreement’means the Amended and Restated Credit Agreement, dated as of January 22, 2001, as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of October __, 2001, and as further amended with the consent of the Required Holders as required hereunder.”

                8.5          Schedule B to the Note Purchase and Guarantee Agreement is hereby further amended by inserting a new defined term “Consolidated Leverage Ratio” as follows:

                “’Consolidated Leverage Ratio’ means “Consolidated Leverage Ratio” as defined in, and calculated in accordance with, the Credit Agreement.”

                8.6          Schedule B to the Note Purchase and Guarantee Agreement is hereby further amended by inserting a new defined term “Interest Rate” as follows:

“’Interest Rate’ means (a) from the date of issue through the Calculation Date first occurring after the Second Amendment Effective Date, 9.06% per annum, and (b) thereafter until the Calculation Date first occurring after the Covenant Compliance Date, the applicable per annum interest rate corresponding to the Consolidated Leverage Ratio in effect as of the most recent Calculation Date, as shown in the following table:

Pricing Level

	Consolidated Leverage Ratio	Applicable Interest Rate
I	<2.5 to 1.0	9.06%
II	>2.5 to 1.0 and < 3.0 to 1.0	9.31%
III	>3.0 to 1.0 and < 3.5 to 1.0	9.56%
IV	>3.5 to 1.0 and < 4.0 to 1.0	9.81%
V	>4.0 to 1.0	10.06%

As of the Calculation Date first occurring after the Covenant Compliance Date, the Interest Rate shall be 9.06% per annum.

The Interest Rate shall be determined and adjusted quarterly on the date that is five (5) Business Days after the Company shall have delivered to the Holders a copy of the officer’s certificate to be delivered by the Company pursuant to Section 7.1(c) of the Credit Agreement (which the Company hereby agrees to deliver to each Holder when delivered pursuant to the Credit Agreement, and, in any event, not later than 45 days after the end of each fiscal quarter) (each such date that is five (5) Business Days after delivery of such officer’s certificate or, if no such certificate is so delivered, each such date on which such certificate was required to have been delivered, is referred to herein as a ‘Calculation Date’) for the most recently ended fiscal quarter of the Company and shall be based upon the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date; provided, however, that if the Company fails to provide such officer’s certificate to the Holders for the last day of the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, the Interest Rate from such Calculation Date shall be based upon Pricing Level V (shown on the table above) until such time as such officer’s certificate is so delivered, whereupon the Interest Rate shall be determined by the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding such Calculation Date.  Each Interest Rate shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Interest Rate shall be applicable to all Notes, as the same may be amended from time to time.”

EXHIBIT A-2

AMENDMENTS TO NOTES

1.             Amendments to Notes.  Each of the Notes is hereby amended by

                (a)           deleting the expression “9.06%” prior to the expression “Guaranteed Senior Secured Note” in the title of each of the Notes; and

                (b)           deleting the first paragraph in its entirety and substituting therefor the following:

FOR VALUE RECEIVED, the undersigned, ResortQuest International, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [__________________________], or registered assigns, the principal sum of [__________________________] DOLLARS on [________ ___,] [_______], with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the Interest Rate (as defined in the Note Purchase Agreement referred to below).  Interest shall be payable on such dates as required in the Note Purchase Agreement referred to below.  Interest shall also be payable, to the extent permitted by law, on any overdue principal (including any overdue required or optional prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually or monthly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2% above the then applicable interest rate and (ii) 2% over the rate of interest publicly announced by Chase Manhattan Bank from time to time in New York, New York as its “base” or “prime” rate.

2.             Each reference to a “Note” or to the “Notes” contained in the Note Purchase and Guarantee Agreement or any of the Security Documents shall, unless the context otherwise requires, be deemed to be a reference to the Amended Note or the Amended Notes, respectively, and any other amendments thereto.

EXHIBIT A-3

FORM OF NOTE

RESORTQUEST INTERNATIONAL, INC.

GUARANTEED SENIOR SECURED NOTE, DUE JUNE 16, 2004

No. [_______]	[Date]
$[__________]	PPN 761183 A*3

FOR VALUE RECEIVED, the undersigned, ResortQuest International, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [__________________________], or registered assigns, the principal sum of [__________________________] DOLLARS on [________ ___,] [_______], with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the Interest Rate (as defined in the Note Purchase Agreement referred to below). Interest shall be payable on such dates as required in the Note Purchase Agreement referred to below.  Interest shall also be payable, to the extent permitted by law, on any overdue payment (including any overdue required or optional prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually or monthly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2% above the then applicable interest rate and (ii) 2% over the rate of interest publicly announced by Chase Manhattan Bank from time to time in New York, New York as its “base” or “prime” rate.

                Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

                This Note is one of a series of Guaranteed Senior Secured Notes, (herein called the “Notes”) issued pursuant to the Note Purchase and Guarantee Agreement, dated as of June 1, 1999 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

                This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

                This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.  This Note is not subject to mandatory prepayment.

                If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

                This Note is equally and ratably secured by the Security Documents (as defined in the Note Purchase Agreement).  Reference is hereby made to the Security Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for the Notes, the rights of the Holders, the Collateral Agent (as defined in the Note Purchase and Security Agreement) in respect of such security and otherwise.

                This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

RESORTQUEST INTERNATIONAL, INC.

By:
Its: